Exhibit 99.1


Timberland Bancorp, Inc.

Contact:   Michael R. Sand,
           President & CEO
           Dean J. Brydon, CFO
           (360) 533-4747
           www.timberlandbank.com

        Timberland Bancorp Earns $0.08 per Share in Fiscal Third Quarter Non-Performing Assets Decrease; Capital Ratios Remain Very Strong

HOQUIAM, WA - July 29, 2010 -- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income of $804,000 for its fiscal third quarter ended June 30, 2010. Net income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was $543,000, or $0.08 per diluted common share. This compares to a net loss to common shareholders of $(3.44 million), or $(0.51) per diluted common share for the quarter ended March 31, 2010 and net income available to common shareholders of $769,000, or $0.12 per diluted common share, for the quarter ended June 30, 2009.

Fiscal Third Quarter 2010 Highlights:
    * Capital levels remain very strong: Total Risk Based Capital of 15.96%; Tier 1 Leverage Capital Ratio of 11.15%; Tangible Capital to Tangible Assets Ratio of 10.94%, all solidly above well capitalized levels
    * Non-performing loans ("NPLs") decreased 20% and represented 3.74% of total loans at June 30, 2010
    * Non-performing assets ("NPAs") decreased by $5.6 million during the quarter
    * NPAs decreased to 5.12% of assets at June 30, 2010 from 5.95% three months earlier
    * Construction and land development loans decreased 53% year over year and 34% during the quarter, and now account for 12% of total loans
    *    Net interest margin for the current quarter remained strong at 3.85%
    *    Deposits increased 17% year over year with no brokered funds
    * N.O.W. checking account balances increased to 27% of deposits compared to 21% of deposits one year prior

"Our fiscal third quarter performance demonstrates the progress we have made during the past few quarters toward improving the risk profile of the Bank. Asset quality, asset mix, deposit mix and our already strong Risk Based Capital ratios improved during the quarter," stated Michael Sand, the Company's President and CEO. "We have relentlessly reduced our exposure to speculative single family construction loans which at June 30, 2010, comprised less than 1% of the total loan portfolio. Total construction credits at June 30, 2010, exclusive of our owner builder segment, represented less than 7% of our loan portfolio," Sand also stated. "Loan demand remained soft during the quarter which is reflected by a 1% reduction in net loans receivable at quarter end relative to the end of the prior quarter. We were also pleased to have completed our annual regulatory examination," added Sand.


Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 15.96%, a Tier 1 leverage capital ratio of 11.15% and a tangible capital to tangible assets ratio of 10.94% at June 30, 2010.

The NPAs to total assets ratio decreased to 5.12% at June 30, 2010 from 5.95% at March 31, 2010. "We charged off a total of $6.5 million in loans in the third fiscal quarter. This total included $5.1 million of previously identified impairments that were provisioned for in prior quarters. Due to improving credit metrics and appropriate provisioning in prior periods for potential charge-offs, a $750,000 provision for the quarter was appropriate based on our detailed allowance for loan loss analysis," Sand stated. The allowance for loan losses of $10.9 million represented 2.00% of loans receivable and loans held for sale at June 30, 2010. Net charge-offs for the quarter ended June 30, 2010 totaled $6.5 million compared to $3.4 million for the quarter ended March 31, 2010 and $609,000 for the quarter ended June 30, 2009.

NPLs decreased 20% to $21.0 million at June 30, 2010 from $26.4 million at March 31, 2010 and were comprised of 66 loans and 44 credit relationships. NPLs were comprised of the following at June 30, 2010:

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Timberland Q3 Earnings
July 29, 2010
Page 2

    * Seven commercial real estate loans totaling $4.96 million (of which the largest had a balance of $2.84 million)
    * 22 land loans totaling $4.85 million (of which the largest had a balance of $835,000)
    * 12 single family home loans totaling $3.46 million (of which the largest had a balance of $722,000)
    * Seven land development loans totaling $3.21 million (of which the largest had a balance of $1.49 million)
    * Seven single family speculative home loans totaling $2.08 million (of which the largest had a balance of $767,000)
    * Two condominium construction loans totaling $1.93 million (of which the largest had a balance of $1.60 million)
    *    One single family construction loan with a balance of $274,000
    *    Four home equity loans totaling $114,000
    *    Two commercial business loans totaling $98,000
    *    Two consumer loans totaling $62,000

Net charge-offs totaled $6.54 million during the quarter ended June 30, 2010 and were comprised of the following:
    * $3.99 million on six land development loans (of which $3.57 million had already been specifically reserved for in previous quarters)
    * $1.74 million on 14 land loans (of which $1.37 million had already been specifically reserved for in previous quarters)
    *    $189,000 on two commercial real estate properties
    *    $176,000 on two multi-family construction loans
    *    $144,000 on home equity and consumer loans
    *    $133,000 on three single family construction loans
    *    $116,000 on three single family loans
    *    $47,000 on two single family speculative construction loans

Other real estate owned ("OREO") and other repossessed items decreased to $12.96 million at June 30, 2010 from $13.48 million at March 31, 2010. At June 30, 2010 the OREO portfolio consisted of 28 individual properties and two other repossessed assets. The properties consisted of two condominium projects totaling $3.9 million, three land development projects totaling $3.6 million, ten single family homes totaling $2.9 million, ten land parcels totaling $1.3 million and three commercial real estate properties totaling $1.3 million. During the quarter ended June 30, 2010 seven OREO properties and three other repossessed assets totaling $1.1 million were sold for a net book gain of $73,000. In addition to these sales, 23 residential building lots were closed in the Clark County, Washington OREO subdivision during the quarter ended June 30, 2010 with three pending sales at quarter end. The Bank has a 12.5% participation interest in the plat. Also at quarter end, there were eight pending sales in the Bank's Richland, Washington OREO plat with four sales closing during the quarter.


Balance Sheet Management

Total assets increased 1% to $732.4 million at June 30, 2010 from $724.8 million at March 31, 2010. The increase in total assets was primarily the result of a $16.9 million increase in cash equivalents and certificates of deposits ("CDs") held for investment, which was partially offset by a decrease in net loans receivable. "We continue to build and maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources," said Dean Brydon, Chief Financial Officer. Liquidity as measured by cash equivalents, CDs held for investment and available for sale investments increased to 18.9% of total liabilities at June 30, 2010 from 16.5% at March 31, 2010 and 9.9% one year ago.

Net loans receivable decreased 1% to $533.1 million at June 30, 2010 from $538.7 million at March 31, 2010. "The mix of loans in our portfolio continues to improve," said Brydon. "Overall, we have reduced our total exposure to construction and land development loans by 34% during the last quarter and by 53% from one year ago." During the current quarter the one-to-four family speculative construction portfolio decreased by 50%, the land development portfolio decreased by 49% and the multi-family construction portfolio decreased by 35%.

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Timberland Q3 Earnings
July 29, 2010
Page 3

LOAN PORTFOLIO
($ in thousands)          June 30, 2010     March 31, 2010     June 30, 2009
                        Amount   Percent   Amount   Percent   Amount   Percent
                        ------   -------   ------   -------   ------   -------
Mortgage Loans:
  One-to-four family   $116,805     21%   $113,295     20%   $110,338     19%
  Multi-family           33,127      6      33,236      6      25,702      4
  Commercial            215,336     38     198,171     34     178,941     30
  Construction and
   land development      66,248     12     100,938     18     142,006     24
  Land                   63,684     11      63,856     11      65,736     11
                       --------    ---    --------    ---    --------    ---
    Total mortgage
     loans              495,200     88     509,496     89     522,723     88

Consumer Loans:
  Home equity and
   second mortgage       39,215      7      39,303      7      41,950      7
  Other                   9,514      2       9,477      1      10,107      2
                       --------    ---    --------    ---    --------    ---
    Total consumer
     loans               48,729      9      48,780      8      52,057      9

Commercial business
 loans                   18,114      3      18,173      3      15,199      3
                       --------    ---    --------    ---    --------    ---
Total loans             562,043    100%    576,449    100%    589,979    100%
                                   ===                ===                ===
Less:
  Undisbursed portion
   of construction
   loans in process     (15,780)           (18,824)           (29,447)
  Unearned income        (2,232)            (2,286)            (2,326)
  Allowance for loan
   losses               (10,900)           (16,687)           (12,440)
                       --------           --------           --------
Total loans receivable,
 net                   $533,131           $538,652           $545,766
                       ========           ========           ========



CONSTRUCTION LOAN COMPOSITION
($ in thousands)       June 30, 2010     March 31, 2010       June 30, 2009
                             Percent             Percent             Percent
                             of Loan             of Loan             of Loan
                     Amount  Portfolio   Amount  Portfolio   Amount  Portfolio
                     ------  ---------   ------  ---------   ------  ---------
Custom and owner /
 builder            $29,080       5%    $ 29,101       5%   $ 34,373      6%
Speculative           5,071       1       10,070       2      19,332      3
Commercial real
 estate              20,363       4       40,369       7      42,056      7
Multi-family
 (including
 condominium)         4,014       1        6,135       1      25,631      4
Land development      7,720       1       15,263       3      20,614      4
                    -------      --     --------      --    --------     --
  Total
   construction
   and land
   development
   loans            $66,248      12%    $100,938      18%   $142,006     24%
                    =======      ==     ========      ==    ========     ==

Total loan originations were $36.5 million for the quarter ended June 30, 2010 compared to $42.6 million for the preceding quarter and $94.8 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset liability management purposes and to generate non-interest income. During the quarter ended June 30, 2010, $11.4 million one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $13.5 million for the preceding quarter and $69.6 million for the quarter ended one year ago.

Timberland's mortgage-backed securities and other investments decreased by $1.0 million during the quarter to $17.2 million at June 30, 2010 from $18.2 million at March 31, 2010, primarily as a result of prepayments, regular amortization and impairment related write-downs. During the quarter ended June 30, 2010, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $152,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At June 30, 2010 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $5.4 million from an original acquired balance of $15.3 million.

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Timberland Q3 Earnings
July 29, 2010
Page 4

DEPOSIT BREAKDOWN
($ in thousands)          June 30, 2010     March 31, 2010     June 30, 2009
                        Amount   Percent   Amount   Percent   Amount   Percent
                        ------   -------   ------   -------   ------   -------
Non-interest bearing  $ 52,018       9%   $ 49,870      9%  $ 50,153      10%
N.O.W. checking        154,753      27     141,119     26    102,186      21
Savings                 66,134      12      64,800     12     56,303      11
Money market            54,506      10      57,716     10     61,992      13
Certificates of
 deposit under $100    148,864      26     144,957     26    140,924      29
Certificates of
 deposit $100 and
 over                   91,710      16      89,262     16     75,861      16
Certificates of
 deposit - brokered        - -      --       4,000      1        - -     - -
                      --------            --------    ---   --------     ---
  Total deposits      $567,985     100%   $551,724    100%  $487,419     100%
                      ========     ===    ========    ===   ========     ===

Total deposits increased by 3% to $568.0 million at June 30, 2010, from $551.7 million at March 31, 2010 primarily as a result of a $13.6 million increase in N.O.W. checking account balances, a $2.1 million increase in non-interest bearing account balances, a $6.4 million increase in CD account balances and a $1.3 million increase in savings account balances. These increases were partially offset by a $3.2 million decrease in money market account balances.

Total shareholders' equity increased $810,000 to $85.68 million at June 30, 2010, from $84.87 million at March 31, 2010. The increase in equity was primarily a result of net income for the quarter and a reduction in the accumulated other comprehensive loss equity component. Timberland continues to remain very well capitalized with a total risk based capital ratio of 15.96% and a Tier 1 leverage capital of 11.15%. Book value per common share was $9.93 and tangible book value per common share was $9.04 at June 30, 2010.


Operating Results

Fiscal third quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges), increased 1% to $8.5 million from $8.4 million for the immediately prior quarter and decreased 6% compared to $9.0 million in the comparable quarter one year ago. The decrease in operating revenue from the comparable quarter one year ago was primarily the result of a decrease in gains on sale of loans as mortgage banking activity slowed. For the first nine months of fiscal 2010, operating revenue decreased 5% to $25.6 million compared to $26.9 million for the first nine months of fiscal 2009 primarily due to a decrease in gains on sale of loans. Also affecting the comparison to the first nine months of fiscal 2009 was a $134,000 non-recurring gain on the Bank's investment in bank owned life insurance ("BOLI") recorded during the quarter ended March 31, 2009.

Net interest income before the provision for loan losses increased to $6.39 million for the quarter ended June 30, 2010, from $6.20 million for the comparable quarter one year ago with interest and dividend income decreasing by 5% and interest expense decreasing by 21%. The increase in net interest income was primarily due to a decrease in funding costs and an increased level of average interest earnings assets for the current quarter. In spite of the challenging interest rate environment and elevated liquidity levels, Timberland's net interest margin remained strong at 3.85% for the current quarter compared to 3.93% for the quarter ended March 31, 2010 and 3.86% for the quarter one year ago. The net interest margin was reduced by approximately eight basis points for the quarter ended June 30, 2010 by the reversal of interest income on loans placed on non-accrual during the quarter. For the first nine months of fiscal 2010, net interest income before the provision for loan losses increased 1% to $19.2 million compared to $19.1 million for the first nine months of fiscal 2009. Timberland's net interest margin for the first nine months of fiscal 2010 was 3.91% compared to 4.03% for the first nine months of fiscal 2009.

Timberland recorded a $750,000 provision to its allowance for loan losses for the quarter ended June 30, 2010, compared to $5.2 million in the preceding quarter and $1.0 million in the comparable quarter one year prior. Net charge-offs during the current quarter exceeded the quarterly provision expense primarily due to the charge-off of $5.1 million in impairments previously identified and factored into prior quarters' provisions. Net charge-offs for the quarter ended June 30, 2010 totaled $6.5 million compared to $3.4 million for the quarter ended March 31, 2010 and $609,000 for the quarter ended June 30, 2009. For the first nine months of fiscal 2010, the provision for loan losses totaled $8.5 million compared to $7.5 million in the first nine months of fiscal 2009. Year to date, net charge-offs were $11.8 million compared to $3.0 million in the first nine months of fiscal 2009.

Timberland Q3 Earnings
July 29, 2010
Page 5

Total operating (non-interest) expenses increased 1% to $6.42 million for the third fiscal quarter from $6.37 million from the comparable quarter one year ago and decreased 4% from $6.69 million for the immediately prior quarter. Year to date, total operating expenses increased 7% to $18.61 million from $17.35 million for the first nine months of fiscal 2009. Increased insurance expenses (FDIC and D&O), increased OREO expenses and increased salaries and employee benefits expenses accounted for the majority of the increased expense.


About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).


Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability ofdresources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist

Timberland Q3 Earnings
July 29, 2010
Page 6

activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

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Timberland Q3 Earnings
July 29, 2010
Page 7

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS              Three Months Ended
($ in thousands, except per share amounts)   June 30,   March 31,   June 30,
(unaudited)                                   2010        2010        2009
                                            -------     -------     -------
  Interest and dividend income
  Loans receivable                          $ 8,764     $ 8,832     $ 9,240
  Mortgage-backed securities and other
  investments                                   239         239         322
  Dividends from mutual funds                     9           9           9
  Federal funds sold                             --          --           8
  Interest bearing deposits in banks             90          77          32
                                            -------     -------     -------
    Total interest and dividend income        9,102       9,157       9,611

  Interest expense
  Deposits                                    1,951       1,958       2,440
  FHLB advances and other borrowings            760         753         979
                                            -------     -------     -------
    Total interest expense                    2,711       2,711       3,419
                                            -------     -------     -------
    Net interest income                       6,391       6,446       6,192

  Provision for loan losses                     750       5,195       1,000
                                            -------     -------     -------
    Net interest income after provision
     for loan losses                          5,641       1,251       5,192

  Non-interest income
  OTTI loss, net                               (152)     (1,556)       (125)
  Realized loss on investment securities        - -          (1)        - -
  Service charges on deposits                 1,066       1,022       1,066
  Gain on sale of loans, net                    238         300       1,170
  Bank owned life insurance ("BOLI") net
    earnings                                    120         115         123
  Servicing income on loans sold                 32          25          20
  Valuation recovery (allowance)
   on mortgage servicing rights ("MSRs")         22         (22)       (169)
  ATM transaction fees                          439         386         326
  Other                                         176         161         263
                                            -------     -------     -------
    Total non-interest income                 1,941         430       2,674

  Non-interest expense
  Salaries and employee benefits              3,117       2,921       2,919
  Premises and equipment                        717         702         719
  Advertising                                   235         220         252
  OREO and other repossessed items
   expense, net                                 373         344         391
  ATM expenses                                  164         171         162
  FDIC insurance                                317         806         400
  Postage and courier                           130         142         203
  Amortization of core deposit intangible        48          48          54
  State and local taxes                         159         153         152
  Professional fees                             193         196         199
  Other                                         969         989         922
                                            -------     -------     -------
    Total non-interest expense                6,422       6,692       6,373
                                            -------     -------     -------

Income (loss) before income taxes             1,160      (5,011)      1,493
Provision (benefit) for income taxes            356      (1,833)        435
                                            -------     -------     -------
  Net income (loss)                         $   804     $(3,178)    $ 1,058
                                            =======     =======     =======

Preferred stock dividends accrued           $   208     $   208     $   210
Preferred stock discount accretion               53          52          79
                                            -------     -------     -------

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Timberland Q3 Earnings
July 29, 2010
Page 8

Net income (loss) to common
 shareholders                               $   543     $(3,438)    $   769
                                            =======     =======     =======

Earnings (loss) per common share:
  Basic                                     $  0.08     $ (0.51)    $  0.12
  Diluted                                   $  0.08     $ (0.51)    $  0.12
Weighted average common shares outstanding:
  Basic                                   6,715,410   6,713,958   6,645,229
  Diluted                                 6,715,410   6,713,958   6,645,229

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Timberland Q3 Earnings
July 29, 2010
Page 9

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                  Nine Months Ended
($ in thousands, except per share)                 June 30,       June 30,
(unaudited)                                          2010           2009
                                                   -------        -------
Interest and dividend income
Loans receivable                                   $26,661        $28,229
Mortgage-backed securities and other
 investments                                           695          1,081
Dividends from mutual funds                             27             29
Federal funds sold                                      --             36
Interest bearing deposits in banks                     218             62
                                                   -------        -------
  Total interest and dividend income                27,601         29,437

Interest expense
Deposits                                             5,986          7,321
FHLB advances and other borrowings                   2,387          3,043
                                                   -------        -------
  Total interest expense                             8,373         10,364
                                                   -------        -------
  Net interest income                               19,228         19,073

Provision for loan losses                            8,545          7,491
                                                   -------        -------
  Net interest income after provision for
   loan losses                                      10,683         11,582

Non-interest income
OTTI loss, net                                      (2,028)        (2,288)
Realized loss on investment securities                 (17)           - -
Service charges on deposits                          3,218          3,224
Gain on sale of loans, net                             987          2,471
BOLI net earnings                                      369            501
Servicing income on loans sold                          86             76
Valuation allowance on MSRs                             --           (169)
ATM transaction fees                                 1,187            920
Other                                                  538            756
                                                   -------        -------
  Total non-interest income                          4,340          5,491

Non-interest expense
Salaries and employee benefits                       9,019          8,818
Premises and equipment                               2,120          2,079
Advertising                                            626            672
OREO and other repossessed items expense, net          767            552
ATM expenses                                           490            448
FDIC insurance                                       1,323            586
Postage and courier                                    400            448
Amortization of core deposit intangible                143            163
State and local taxes                                  453            449
Professional fees                                      561            547
Other                                                2,710          2,589
                                                   -------        -------
  Total non-interest expense                        18,612         17,351
                                                   -------        -------

Loss before income taxes                            (3,589)          (278)
Benefit for income taxes                            (1,439)          (305)
                                                   -------        -------
  Net income (loss)                               $ (2,150)       $    27
                                                  ========        =======

Preferred stock dividends accrued                 $    624        $   437
Preferred stock discount accretion                     156             79
                                                   -------        -------
Net loss to common shareholders                   $ (2,930)       $  (489)
                                                  ========        =======

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Timberland Q3 Earnings
July 29, 2010
Page 10

Loss per common share:
  Basic                                           $  (0.44)       $ (0.07)
  Diluted                                         $  (0.44)       $ (0.07)
Weighted average common shares outstanding:
  Basic                                          6,713,103      6,609,915
  Diluted                                        6,713,103      6,609,915

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Timberland Q3 Earnings
July 29, 2010
Page 11

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands, except per share amounts)
(unaudited)                                   June 30,    March 31,   June 30,
                                                2010       2010        2009
Assets                                        --------   --------    --------
Cash equivalents:
  Cash and due from financial institutions   $ 11,748    $  9,883    $ 12,118
  Interest-bearing deposits in other banks     83,507      65,574      31,853
                                              --------   --------    --------
                                               95,255      75,457      43,971

Certificate of deposits ("CDs") held for
 investment, at cost                           15,188      18,108          --

Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost           5,604       5,982      10,196
  Available for sale, at fair value            11,578      12,225      13,898
FHLB stock                                      5,705       5,705       5,705
                                              --------   --------    --------
                                               22,887      23,912      29,799

Loans receivable                              542,577     554,880     555,961
Loans held for sale                             1,454         459       2,245
Less: Allowance for loan losses               (10,900)    (16,687)    (12,440)
                                              --------   --------    --------
Net loans receivable                           533,131    538,652     545,766

Premises and equipment                          17,529     17,751      18,174
OREO and other repossessed items                12,957     13,477       7,698
BOLI                                            13,278     13,158      13,403
Accrued interest receivable                      2,709      2,996       2,918
Goodwill                                         5,650      5,650       5,650
Core deposit intangible                            612        659         809
Mortgage servicing rights, net                   2,683      2,678       2,366
Prepaid FDIC insurance assessment                3,569      3,863          --
Other assets                                     6,970      8,415       4,938
                                              --------   --------    --------
Total Assets                                  $732,418   $724,776    $675,492
                                              ========   ========    ========

Liabilities and Shareholders' Equity
Non-interest-bearing deposits                 $ 52,018   $ 49,870    $ 50,153
Interest-bearing deposits                      515,967    501,854     437,266
                                              --------   --------    --------
  Total deposits                               567,985    551,724     487,419

FHLB advances                                   75,000     75,000      95,000
Federal Reserve Bank of San Francisco
 advances                                           --     10,000          --
Repurchase agreements                              713        445         666
Other liabilities and accrued expenses           3,041      2,738       3,652
                                              --------   --------    --------
Total Liabilities                              646,739    639,907     586,737
                                              --------   --------    --------

Shareholders' Equity
Preferred stock - $.01 par value; 1,000,000
 shares authorized;                             15,710     15,657      15,487
  16,641 shares, Series A, issued and
   outstanding
  Series A shares: $1,000 per share liquidation
   value
Common stock - $.01 par value; 50,000,000
 shares authorized;                             10,373     10,357      10,328
  7,045,036 shares issued and outstanding
Unearned shares- Employee Stock Ownership
 Plan                                           (2,313)    (2,379)     (2,578)
Retained earnings                               62,641     62,098      66,802
Accumulated other comprehensive loss              (732)      (864)     (1,284)
                                              --------   --------    --------
Total Shareholders' Equity                      85,679     84,869      88,755
                                              --------   --------    --------
Total Liabilities and Shareholders' Equity    $732,418   $724,776    $675,492
                                              ========   ========    ========

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Timberland Q3 Earnings
July 29, 2010
Page 12

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)


                                                   Three Months Ended
                                           ---------------------------------
                                           June 30,     March 31,    June 30,
                                              2010          2010        2009
                                           -------      --------     -------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)           0.45%        (1.78)%      0.61%
Return (loss) on average equity (a)           3.78%       (14.56)%      4.79%
Net interest margin (a)                       3.85%          3.93%      3.86%
Efficiency ratio                             77.08%         97.32%     71.88%
Core efficiency ratio (b)                    70.92%         68.46%     64.72%


                                                   Nine Months Ended
                                           ---------------------------------
                                           June 30,                  June 30,
                                              2010                      2009
                                           -------                   -------
Return (loss) on average assets (a)         (0.40)%                    0.01%
Return (loss) on average equity (a)         (3.31)%                    0.04%
Net interest margin (a)                       3.91%                    4.03%
Efficiency ratio                             78.97%                   70.64%
Core efficiency ratio (b)                    67.11%                   61.57%


                                           June 30,     March 31,    June 30,
                                              2010          2010        2009
                                           -------      --------     -------
ASSET QUALITY RATIOS:
Non-performing loans                       $21,031       $26,351     $25,113
Non-performing investment securities         3,482         3,262         175
OREO and other repossessed assets           12,957        13,477       7,698
                                           -------       -------     -------
Total non-performing assets                $37,470       $43,090     $32,986
                                           =======       =======     =======

Non-performing assets to total assets (c)    5.12%         5.95%       4.88%
Allowance for loan losses to non-
 performing loans                              52%           63%         50%
Allowance for loan losses to net loans
 receivable                                  2.00%         3.00%        - -
Troubled debt restructured loans (d)       $14,359       $18,623      $  - -
Past due 90 days and still accruing        $ 1,198       $ 5,216      $  830

CAPITAL RATIOS:
Tier 1 leverage capital                     11.15%        11.27%      12.30%
Tier 1 risk based capital                   14.70%        14.04%      14.93%
Total risk based capital                    15.96%        15.31%      16.19%
Tangible capital to tangible assets         10.94%        10.93%      12.30%

BOOK VALUES:
Book value per common share                $  9.93       $  9.82      $10.39
Tangible book value per common share (e)   $  9.04       $  8.93      $ 9.33

------------
(a)  Annualized
(b) Calculation excludes OTTI losses, OREO expenses, realized losses on investment securities, valuation allowance /recovery on MSRs and amortization of CDI. For the nine-month period ending June 30, 2010 the non-recurring FDIC insurance expense accrual adjustment ($512) has also been excluded.
(c) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(d) At June 30, 2010, $5,464 of the $14,359 in troubled debt restructured loans were on non-accrual status and included in non-performing loans. At March 31, 2010, $10,265 of the $18,623 in troubled debt restructured loans were on non-accrual status and included in total non-performing loans.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component.

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Timberland Q3 Earnings
July 29, 2010
Page 13

AVERAGE BALANCE SHEET:                            Three Months Ended
                                           ---------------------------------
                                           June 30,     March 31,    June 30,
                                              2010          2010        2009
                                           -------      --------     -------
Average total loans                       $552,055      $562,335     $562,105
Average total interest-earning assets (a)  663,511       655,357      641,468
Average total assets                       721,001       712,205      688,411
Average total interest-bearing deposits    508,185       496,148      450,974
Average FHLB advances and other
 borrowings                                 75,859        76,561       95,612
Average shareholders' equity                85,101        87,333       88,433

                                                   Nine Months Ended
                                           ---------------------------------
                                           June 30,                  June 30,
                                              2010                      2009
                                           -------                   -------
Average total loans                        $558,586                  $565,274
Average total interest-earning assets (a)   655,847                   630,421
Average total assets                        711,551                   676,809
Average total interest-bearing deposits     492,999                   438,762
Average FHLB advances and other borrowings   79,352                    97,954
Average shareholders' equity                 86,732                    85,445

--------------
(a)  Includes loans on non-accrual status

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